Exhibit 99.1
AINSWORTH ANNOUNCES COURT APPROVAL OF PLAN OF ARRANGEMENT
Vancouver, BC - Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth”) is pleased to announce that the Supreme Court of British Columbia has granted a final order to approve the previously announced plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) involving the proposed acquisition by Louisiana-Pacific Corporation of all the outstanding common shares of Ainsworth.
The closing of the transaction remains subject to a number of conditions, including the receipt of regulatory approvals and clearances. Subject to obtaining required regulatory approvals and clearances and the satisfaction or waiver of other closing conditions, it is anticipated that the Arrangement will be completed by the end of 2013 or during the first quarter of 2014.
Further information about the Arrangement is set out in Ainsworth’s management proxy circular dated September 24, 2013, which is available under Ainsworth’s profile on www.sedar.com.
Cautionary Statement Regarding Forward-Looking Information
Forward-looking information provided in this news release relating to Ainsworth’s expectations regarding the completion of the Arrangement and Ainsworth’s future prospects and financial position are forward-looking information pursuant to National Instrument 51-102 promulgated by the Canadian Securities Administrators. Ainsworth believes that expectations reflected in such information are reasonable, but no assurance is given that such expectations will be correct. Forward-looking information is based on Ainsworth’s beliefs and assumptions based on information available at the time the assumption was made and on management’s experience and perception of historical trends, current conditions and expected further developments as well as other factors deemed appropriate in the circumstances. Investors are cautioned that there are risks and uncertainties related to such forward-looking information and actual results may vary. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking information include, without limitation, factors detailed from time to time in Ainsworth’s periodic reports filed with the Canadian Securities Administrators and other regulatory authorities. The forward-looking information is made as of the date of this news release and Ainsworth assumes no obligation to update or revise them to reflect new events or circumstances, except as explicitly required by securities laws.
About Ainsworth
Ainsworth Lumber Co. Ltd. is a leading manufacturer and marketer of oriented strand board ("OSB") with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis). Ainsworth is a publicly traded company listed on the Toronto Stock Exchange under the symbol ANS.
For more information, visit www.ainsworthengineered.com.
Ainsworth Lumber Co. Ltd.
Suite 3194, Bentall 4
P.O. Box 49307
1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Telephone: 604-661-3200
Facsimile: 604-661-3201
www.ainsworthengineered.com
Contact:
Rick Eng
Vice President, Finance and Chief Financial Officer
rick.eng@ainsworth.ca

Rob Feustel
Treasurer
rob.feustel@ainsworth.ca